Exhibit 99.1

NEWS RELEASE

Media Contact:	WORLDWIDE LEADER IN BEARINGS AND STEEL
Denise Bowler Manager, Associate & Financial Communications (330) 471-3485 www.timken.com/media

Investor Contact: Kevin Beck Manager, Investor Relations (330) 471-7181

Timken Raises Earnings Outlook;
Company to Announce Quarterly Results April 19

     Canton, OH – March 31, 2005 — The Timken Company (NYSE: TKR) today announced increased earnings expectations for the first quarter and full year, based on strong industrial market demand, price increases, raw material surcharges and increased productivity. The company estimates earnings per diluted share of $0.57 to $0.62 for the first quarter of 2005 and $2.05 to $2.20 for the full year, excluding special items. The company’s previous estimates were $0.38 to $0.43 per diluted share for the first quarter and $1.70 to $1.85 for the full year, excluding special items.

     Said James W. Griffith, president and CEO: “The strength of the global industrial market is continuing into 2005, and the company continues to leverage this volume and improve earnings performance. The recent slowdown in North American light vehicle production has been more than offset by strong industrial markets. We are seeing stronger-than-expected sales volume within our Steel Group, especially in the general industrial, oil and aerospace end markets. Annual contracts with Steel Group customers have provided for price increases and improved surcharge mechanisms.”

     The company will announce its 2005 first quarter financial results on April 19, 2005, prior to the

THE TIMKEN COMPANY	Denise L. Bowler Mail Code: GNW-37 1835 Dueber Avenue, S.W. P.O. Box 6932 Canton, OH 44706-0932 U.S.A. Telephone: (330) 471-3485 Facsimile: (330) 471-4118 e-mail: denise.bowler@timken.com	Kevin R. Beck Mail Code: GNE-26 1835 Dueber Avenue, S.W. P.O. Box 6928 Canton, OH 44706-0928 U.S.A. Telephone: (330) 471-7181 Facsimile: (330) 471-2797 E-mail: kevin.beck@timken.com opening of the New York Stock Exchange. The financial results will be available through the Internet at www.timken.com. The company will host a conference call that day for investors and securities analysts to discuss the financial results.

Conference Call:	Tuesday, April 19, 2005 3:00 p.m. Eastern Time

All Callers	Live Dial-In: 706-634-0975 (Call in 10 minutes prior to be included) Replay Dial-In through April 26, 2005: 706-645-9291 Conference ID: 3420178

Live Webcast:	www.timken.com

     The Timken Company (www.timken.com) is a leading global manufacturer of highly engineered bearings and alloy steels and a provider of related products and services with operations in 27 countries. The company reported record sales of $4.5 billion in 2004 and employed approximately 26,000 at year-end.

     Certain statements in this news release (including statements regarding the Company’s forecasts, estimates and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: fluctuations in raw material costs and the operation of the Company’s surcharge mechanisms; the Company’s ability to respond to the rapid improvement in the industrial markets; the results of the Company’s discussions with the union that represents Company associates at the Canton area manufacturing facilities; and the impact on operations of general economic conditions, higher raw material and energy costs, fluctuations in customer demand and the Company’s ability to achieve the benefits of its ongoing programs, including the implementation of its manufacturing transformation and rationalization activities. These and additional factors are described in greater detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and in the Company’s 2004 Annual Report, page 64. The Company undertakes no obligation to update or revise any forward-looking statement.

     Reconciliation of Earnings Estimates. Estimated net income per share for the first quarter and the full year excludes special items. Examples of such special items include integration/reorganization, impairment and restructuring expenses and payments under the Continued Dumping and Subsidy Offset Act (CDSOA.) It is not possible at this time to identify the potential amount or significance of these special items. We cannot predict whether we will receive any additional payments under the CDSOA in 2005 and if so, in what amount. If we do receive any additional CDSOA payments, they will most likely be received in the fourth quarter.

THE TIMKEN COMPANY